Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue NW
Washington, DC 20004

www.morganlewis.com


December 16, 2008


World Funds Trust
8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235

Re: Opinion of Counsel Regarding Post-Effective Amendment No. 3 to the Registration Statement Filed on Form N-1A under the Securities Act of 1933 (File Nos. No.333-148723 and 811-22172)

Ladies and Gentlemen:

We have acted as counsel to the World Funds Trust, a Delaware statutory trust (the "Trust"), in connection with Post-Effective Amendment No. 3 to the Trust's registration statement on Form N-1A (the "Amendment"). This opinion is being delivered to you in connection with the Trust's filing of the Amendment, which relates to the issuance of the Trust's shares of common stock, par value $0.01 per share (collectively, the "Shares") of the Frantzen Small Cap Growth Fund, the Frantzen Large Cap Growth Fund and the Frantzen Growth and Income Fund. The Amendment will be filed with the U.S. Securities and Exchange Commission (the "Commission") pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)   a certificate of the State of Delaware as to the existence of the Trust;

(b) the Declaration of Trust of the Trust and any amendments or supplements thereto (the "Declaration of Trust") and the By-Laws of the Trust, and any amendments or supplements thereto (the "By-Laws");

(c) a certificate executed by Julia J. Gibbs, Secretary of the Company, certifying as to the validity of the Trust's Declaration of Trust and By-Laws; and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares;

(d) a certificate executed by Julia J. Gibbs Secretary of the Trust, certifying as to the number of Shares of common stock validly registered with the State of Delaware and properly allocated and outstanding for the Frantzen Small Cap Growth Fund, the Frantzen Large Cap Growth Fund and the Frantzen Growth and Income Fund; and

(e)   a draft of the Amendment.

In our capacity as counsel to the Company, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Company. We have assumed that the Amendment, as filed with the Commission, will be in substantially the form of the draft referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Amendment, will be legally issued, fully paid and non-assessable under the General Corporation Laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP


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